SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2004

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

   Federal                                                                0-25165                                    14-1809721
(State or other jurisdiction of incorporation)     (Commission File No.)           (IRS Employer Identification No.)

302 Main Street, Catskill NY                                                                         12414
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

                  Not Applicable
(Former name or former address, if changed since last report)

Item 7.        Financial Statements and Exhibits.

(a)     Not Applicable.

(b)      Not Applicable.

(c)     Exhibits.

Exhibit No.             Description

      99                     Press release dated July 30, 2004

Item 12.     Disclosure of Results of Operations and Financial Condition

The following information is furnished pursuant to Item 12, "Disclosure of Results of Operations and Financial Condition."

On July 30, 2004, Greene County Bancorp, Inc. (the "Company") announced its earnings for the quarter and fiscal year ended June 30, 2004. A copy of the press release dated July 30, 2004, describing earnings for such periods is attached as Exhibit 99 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                    GREENE COUNTY BANCORP, INC.

DATE: August 2, 2004            By:     /s/  J. Bruce Whittaker
                                                                                                           J. Bruce Whittaker
    President and Chief Executive Officer

Exhibit 99

Greene County Bancorp, Inc.
Reports 31.8% Increase in Annual Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – July 30, 2004-- Greene County Bancorp, Inc. (the "Company") (NASDAQ: GCBC), the holding company for The Bank of Greene County (the "Bank"), today reported net income for the quarter and fiscal year ended June 30, 2004. Net income for the year ended June 30, 2004 amounted to $2.9 million, or $1.45 per basic and $1.41 per diluted share as compared to $2.2 million, or $1.11 per basic and $1.08 per diluted share for the year ended June 30, 2003, an increase of $0.7 million, or 31.8%. Net income for the quarter ended June 30, 2004 amounted to $738,000 or $0.36 per basic and diluted share as compared to $505,000, or $0.25 per basic and diluted share for the quarter ended June 30, 2003, an increase of $233,000, or 46.1%. Improvement in net interest income and noninterest income contributed to the overall increase in net income and was partially offset by increases in noninterest expense when comparing the years and quarters ended June 30, 2004 and 2003.

Net interest income increased to $10.0 million for the year and $2.5 million for the quarter ended June 30, 2004 as compared to $8.7 million for the year and $2.2 million for the quarter ended June 30, 2003, improvements of $1.3 million and $0.3 million, or 14.9% and 13.6%, respectively. Net interest spread increased 12 basis points to 3.84% as compared to 3.72% when comparing the years ended June 30, 2004 to 2003 and increased 16 basis points to 3.77% as compared to 3.61% when comparing the quarters ended June 30, 2004 and 2003. Net interest margin increased 6 basis points to 3.93% as compared to 3.87% when comparing the years ended June 30, 2004 and 2003 and increased 10 basis points to 3.85% as compared to 3.75% when comparing the quarters ended June 30, 2004 and 2003. These changes were primarily the result of the continued low interest rate environment and lower interest expense which fell from $4.3 million to $3.4 million when comparing the years and from $1.0 million to $0.8 million when comparing the quarters ended June 30, 2004 and 2003.

The provision for loan loss for the year ended June 30, 2004 decreased to $105,000 as compared to $180,000 for the year ended June 30, 2003. The decrease in provision was largely due to net charge-offs decreasing to $28,000 as compared to $85,000 when comparing the years ended June 30, 2004 and 2003, respectively. Although the ratios of non-performing assets and non-performing loans were slightly higher when comparing the current year end to the prior year end, and the level of allowance for loan loss to net loans was slightly lower, adequate collateral backing for a majority of the nonperforming loans and the level of net charge-offs supported the allowance for loan loss level.
Noninterest income increased to $2.7 million for the year ended June 30, 2004 as compared to $2.5 million for the year ended June 30, 2003, an increase of $0.2 million or 8.0%. Noninterest income increased to $697,000 for the quarter ended June 30, 2004 as compared to $639,000 for the quarter ended June 30, 2003, an increase of $58,000 or 9.1%. Items contributing to this increase were fees associated with debit cards, other E-commerce fees, the Overdraft Protection Program, as well as fees from services performed through Essex Corp’s "Investors Market Place". Gains on the sale of real estate owned amounted to $1,500 for the year ended June 30, 2004 as compared to $67,200 for the year ended June 30, 2003. Net gains on sale of securities amounted to $46,900 for the year ended June 30, 2004 as compared to $21,200 for the year ended June 30, 2003.

Noninterest expense increased to $8.5 million from $7.8 million, an increase of $0.7 million or 9.0% when comparing the years ended June 30, 2004 and 2003. Noninterest expense increased to $2.2 million from $2.1 million, an increase of $0.1 million or 4.8% when comparing the quarters ended June 30, 2004 and 2003. Increases in salaries and benefits amounted to $557,000 and resulted from the addition of several new positions including additional marketing and computer technology staff, as well as annual salary and retirement expense increases. The Company decreased occupancy expense by $20,000, equipment and furniture expense by $22,000, and office supplies expense by $24,000 when comparing the fiscal year ended June 30, 2004 and 2003. The Bank increased its volume of transaction accounts during the timeframes discussed in this release and as a result had increased costs of $61,000 associated with such accounts. The expense for service and data processing of accounts was driven by the increased number of accounts.

The effective tax rate decreased to 29.6% for the year ended June 30, 2004, compared to 31.0% for the year ended June 30, 2003. A major reason for the change in effective rate was the increase in the percentage of income that municipal securities and other tax free investments contributed to total income during the fiscal year as well as tax benefit received for stock based compensation plans.

Total assets of the Company were $284.6 million at June 30, 2004 as compared to $257.0 million at June 30, 2003, an increase of $27.6 million, or 10.7%. Growth occurred most significantly in gross loans, which increased $16.8 million to $150.5 million at June 30, 2004 as compared to $133.7 million at June 30, 2003. This growth was primarily funded by growth in deposits, which increased $25.7 million to $243.7 million at June 30, 2004 as compared to $218.0 million at June 30, 2003. Noninterest bearing checking accounts experienced the most significant growth of $10.2 million followed by savings accounts whose growth of $9.3 million offset declines of $5.1 million in time deposit balances. Money market accounts experienced growth of $7.5 million, including approximately $3.2 million in deposits associated with the Company’s new limited-purpose commercial bank subsidiary which opened for business in mid-June 2004.

Shareholders’ equity increased to $29.8 million at June 30, 2004 from $29.1 million at June 30, 2003, as net income of $2.9 million was partially offset by dividends paid of $688,000. Net unrealized losses associated with the available-for-sale investment portfolio caused accumulated other comprehensive income to decrease by approximately $1.8 million, net of tax. Other changes in equity were the result of activities associated with the various stock based compensation plans of the Company including the 2000 Management Recognition Plan, 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com .

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Interest income	$13,336,223	$13,066,381	$3,320,328	$3,262,627
Interest expense	3,351,079	4,343,888	806,497	1,015,153
Net interest income	9,985,144	8,722,493	2,513,831	2,247,474
Provision for loan loss	105,000	180,000	30,000	75,000
Noninterest income	2,731,940	2,469,564	696,976	638,513
Noninterest expense	8,474,063	7,816,776	2,227,425	2,097,495
Income before taxes	4,138,021	3,195,281	953,382	731,492
Tax provision	1,224,700	991,000	215,500	208,100
Net Income	$2,913,321	$2,204,281	$737,882	$505,392

Basic EPS	$1.45	$1.11	$0.36	$0.25
Weighted average shares outstanding	2,012,335	1,982,226	2,022,943	1,991,894

Diluted EPS	$1.41	$1.08	$0.36	$0.25
Weighted average diluted shares outstanding	2,067,307	2,037,181	2,073,479	2,046,728

	As of June 30, 2004	As of June 30, 2003

Assets
Total cash and cash equivalents	$21,417,738	$16,918,266
Investment securities, at fair value	104,833,862	99,831,070
Federal Home Loan Bank stock, at cost	1,729,300	1,360,600

Gross loans receivable	150,463,812	133,711,021
Less: Allowance for loan losses	(1,241,091)	(1,163,825)
Less: Unearned origination fees and costs, net	(285,295)	(337,122)

Net loans receivable	148,937,426	132,210,074

Premises and equipment	5,335,287	4,697,653
Accrued interest receivable	1,553,272	1,573,825
Prepaid expenses and other assets	674,600	318,495
Other real estate owned	97,689	55,125

Total Assets	$284,579,174	$256,965,108

Liabilities and shareholders’ equity
Noninterest bearing deposits	$35,644,563	$25,443,349
Interest bearing deposits	208,073,613	192,601,576

Total deposits	243,718,176	218,044,925
FHLB borrowing	10,000,000	8,000,000
Accrued interest and other liabilities	942,927	1,722,294
Accrued income taxes	92,259	73,024

Total liabilities	254,753,362	227,840,243
Total shareholders’ equity	29,825,812	29,124,865

Total liabilities and shareholders’ equity	$284,579,174	$256,965,108

Common shares outstanding	2,054,203	2,041,543
Treasury stock, at cost	98,632	111,292

	At and For the	At and For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Selected Financial Ratios

Return on average assets	1.08%	0.92%	1.06%	0.80%
Return on average equity	9.97%	7.93%	9.94%	7.02%
Net interest rate spread	3.84%	3.72%	3.77%	3.61%
Net interest margin	3.93%	3.87%	3.85%	3.75%
Non-performing assets to total assets	0.15%	0.11%
Non-performing loans to total loans	0.23%	0.16%
Allowance for loan loss to non-performing loans	364.26%	528.14%
Allowance for loan loss to net loans	0.83%	0.88%
Shareholders’ equity to total assets	10.48%	11.33%
Book value per share	$14.76	$14.56
Contact:    J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone:      518-943-2600